Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES UPDATES
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
NEWS RELEASE

FOR IMMEDIATE RELEASE
     AUSTIN, Texas, December 14, 2010—LL&E Royalty Trust (Pink Sheets:LRTR.pk — News) announced that LL&E Royalty Trust (the “Trust”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of the Trust, have been named as defendants in a Complaint for Legal and Equitable Relief (the “Complaint”) filed by Jeff Beckett in the United States District Court for the Eastern District of Michigan. Mr. Beckett asserts in the Complaint, among other things, that he is the owner of approximately 1,900,000 Trust units. The Complaint seeks a judicial modification of the terms of the Trust Agreement governing the Trust, a judgment declaring that the termination provisions of the Trust Agreement do not apply and an order preventing the sale of the Trust’s assets. The Complaint also makes a number of other allegations and seeks removal of the Trustee and other relief. To date neither the Trust nor the Trustee has been served with the Complaint.
     As previously disclosed, the Trust Agreement governing the Trust requires the Trust either to sell its assets by December 31, 2010, or to auction the assets for cash after December 31, 2010. The Trust has received preliminary indications of interest to purchase the Trust’s interest in the Jay Field. However, the bidders have indicated that they are unwilling to proceed with the purchase of the Jay Field interest from the Trust until the Beckett lawsuit is resolved. Consequently, the Trustee is suspending the sale process pending resolution of the lawsuit.
     If not resolved promptly, the Beckett lawsuit may have a material adverse effect on the sale of the Trust’s interests. In addition to the effects the Beckett lawsuit will have on the timing of the sale of the Trust’s assets, the Beckett lawsuit could have a material adverse effect on the price at which the Trust may be able to sell its assets. In addition, all expenses incurred by the Trust or Trustee in connection with the Beckett lawsuit will reduce any amounts ultimately distributable to the unitholders. Any or all of these effects may be materially adverse to the unitholders.
     Upon any sale of the Trust’s assets, the Trust is required to pay its outstanding administrative expenses prior to making any distribution to unitholders. The Trustee has advanced funds to the Trust to enable the Trust to pay certain administrative expenses. The Trust has utilized approximately $600,000 of the advance to pay expenses, but additional administrative expenses in the amount of approximately $700,000 remain unpaid. The unpaid administrative expenses, including the amount advanced to the Trust by the Trustee, are approximately $1.3 million. Administrative expenses will continue to increase until the Trust is able to sell its assets and liquidate. The Trust Agreement also authorizes the Trustee to set up reserves in amounts it deems appropriate in order to provide for the payment of any contingent liabilities. Any such reserves would reduce any amounts otherwise distributable to the unitholders.
     As permitted by the conveyances creating the Trust’s interest in the South Pass 89 and Offshore Louisiana properties, The Louisiana Land and Exploration Company (“LL&E”), as the working interest owner, has informed the Trust’s independent petroleum engineers, Miller and Lents, Ltd. (“Miller and Lents”) that LL&E has recently determined that it will escrow (or otherwise deduct from any payments otherwise due to the Trust) 125% of the estimated “Special Costs” (as defined in the conveyances creating the Trust’s interests, and including abandonment and related costs) it expects to incur in connection with the working interests from which the Trust’s interests were created. LL&E’s current estimate of the Special Costs it expects to incur in connection with the South Pass 89 working interest is approximately $11.3 million, of which approximately $8.9 million has previously been withheld, leaving an estimated $2.4 million to be escrowed or withheld with respect to the working interest owner’s interest in South Pass 89 (the Trust’s interests in each of these South Pass 89 figures is 50%). LL&E’s current estimate of the Special Costs it expects to incur in connection with the Offshore Louisiana working interest is approximately $10.6 million, of which approximately $10.3 million has previously been withheld, leaving an estimated $300,000 to be escrowed or withheld with respect to the working interest owner’s interest in the Offshore Louisiana property (the Trust’s interests in each of these Offshore Louisiana figures is 90%). However, as stated above, LL&E intends to withhold 125% of the estimated Special Costs it expects to incur in connection with the working interest before making additional distributions to the Trust’s interest.
     Miller and Lents is preparing an updated reserve report relating to the Trust’s interests in the South Pass 89 and Offshore Louisiana properties in which the Trust has an interest. As previously disclosed, Miller and Lents has previously indicated to the Trustee that an updated reserve report relating to the Trust’s interest in South Pass 89 and Offshore Louisiana may not attribute any future net revenues or present value to the Trust’s interests. More recently, Miller and Lents has informed the Trustee that an updated reserve report may attribute a relatively small amount of future net revenues and present value to the Trust’s interests, but the reserve report is not yet complete. There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The Trustee is not able to, and does not, make any estimate or projection of the value of the Trust’s assets or any amount that a purchaser may be willing to pay for any of the assets.
     The Trust has received preliminary updated information from Quantum Resources Management, LLC (“Quantum”) regarding the computation of the Jay Field royalties for the production months of August and September 2010. The information furnished by Quantum indicates that, subject to potential month-end closing adjustments, Jay Field Gross Proceeds and Cumulative Excess Production Costs (which Quantum is entitled to recover prior to any payments to the Trust) for the production months of August and September 2010 were as set forth below (the Trust’s royalty interest in the Jay Field is 50% of these figures):

		Cumulative Excess
Production Month	Gross Proceeds	Production Costs

August 2010	$7,441,048	$14,031,723
September 2010	$7,346,056	$13,913,034
     The Trustee has engaged an independent joint interest auditing firm (the “Consultant”) to review the computation of the amounts payable to the Trust with respect to its interest in the Jay Field for the production months September 2008 through a recent production month. The Consultant’s review has not been completed. The Consultant has identified matters that it is discussing with Quantum, and which may result in changes to the amounts Quantum has reported to the Trust for the relevant period. However, the Consultant has advised the Trustee that the Consultant does not expect that any such changes would result in a material change to the amount of the cumulative excess production costs.
     This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all statements included in this press release regarding the amount of any future net revenues attributable to the Trust’s interests and the present value calculated in accordance with SEC guidelines of any such future net revenues, as well as the amount of future expenses of the Trust and the timing of the sale of the Trust’s assets. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm